Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY 10036-6522

September 13, 2019

SmileDirectClub, Inc.

414 Union Street

Nashville, Tennessee 37219

Re:                                         SmileDirectClub, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to SmileDirectClub, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) up to 38,486,295 shares (the “OSIP Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable pursuant to the SmileDirectClub, Inc. 2019 Omnibus Stock and Incentive Plan (the “OSIP”) and (ii) up to 5,772,944 shares of Class A Common Stock, (the “ESPP Shares” and, together with the OSIP Shares, the “Shares”), issuable pursuant to the SmileDirectClub, Inc. Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)                                 the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)                                 the OSIP;

(c)                                  the ESPP;

(d)                                 an executed copy of a certificate of Susan Greenspon Rammelt, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e)                                  a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of September 13, 2019, and certified pursuant to the Secretary’s Certificate;

(f)                                   a copy of the Company’s Amended and Restated By-laws (the “Amended and Restated By-laws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(g)                                  copies of certain resolutions of the Board of Directors of the Company and certain resolutions of the sole stockholder of the Company, each as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy copies, and the authenticity of the originals of such copies. [In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.] As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which options, restricted stock, restricted stock units, performance awards or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein as of or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG